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                                                                   EXHIBIT 10.2



                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT is entered into this day ____ of March, 1998, by and between LEGEND PROPERTIES, INC., a Delaware corporation (the "Company") and EDWARD F. PODBOY, an individual residing in the State of Virginia, (hereinafter "Podboy" or "Employee").

                              W I T N E S S E T H :

            WHEREAS, the Company desires to retain the services of Podboy as President and Chief Executive Officer of the Company and Podboy is willing to serve in such capacity.

            NOW, THEREFORE, in consideration of their mutual promises hereinafter set forth, the parties agree:

            1. The Company hereby employs Podboy as President and Chief Executive Officer of the Company with full authority to discharge his DUTIES (as defined in Exhibit A) in that capacity, which DUTIES shall include the formulation of policies and the administration of the affairs of the Company in all respects thereto, subject, however, to the general direction and control of the Chairman of the Board of the Company. The Company further agrees to furnish Podboy during the term of this Agreement appropriate office space, secretarial services, and other accommodations suitable to the character of his position and adequate for the discharge of his DUTIES.

            2. Podboy agrees that he will diligently discharge and perform on a full-time basis the DUTIES required of him as President and Chief Executive Officer of the Company during the term of this Agreement.

            3. The effective date of this Agreement shall be the date as written above and shall continue for a period of three (3) years from the date thereof. Notwithstanding the effective date of this Agreement, all amounts due under this Agreement shall be retroactive to August 1, 1997. Upon the conclusion of this three (3) year period, this Agreement shall automatically renew for one-year periods thereafter, unless the Company provides Podboy with sixty (60) days written notice of its desire not to renew the Agreement. All extensions shall have a five percent (5%) increase in the Base Compensation from the previous year.
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            4.    The Company agrees to pay Podboy as compensation for all
                  services rendered hereunder the salary fixed by the Board of Directors of the Company, provided that such salary shall not be less than the amounts set forth below (hereinafter referred to as the "Base Compensation"):

                          8/1/97 to 7/31/98       $225,000.00
                          8/1/98 to 7/31/99       $235,000.00
                          8/1/99 to 7/31/00       $245,000.00

                  The Base Compensation shall be paid in equal monthly installments on the first day of each month or in such other fashion as constitutes the normal practice of the Company. In addition to the foregoing Base Compensation, Podboy shall be entitled to such employee benefits as are normally available to officers and employees of the Company.

            5. In addition to the Base Compensation, the Company will pay to Podboy 0.25% of the annual gross volume of revenue that is up to the amount established in the Company's adopted budget for that fiscal year and 1.5% of the annual gross volume of revenue that exceeds the Company's adopted budget for that fiscal year (the "Incentive Compensation - Operations"). The amount of annual gross volume shall be determined by the Company's outside auditors in their financial report and the adopted budgets shall be approved by the Company's Board of Directors. The Incentive Compensation - Operations shall be paid in each following year but no later than February 1.

            6. In addition to the Base Compensation and Incentive Compensation - Operations, the Company will pay an incentive of 1.5% of funds raised through recapitalization loans or joint ventures from third parties (the "Incentive Compensation
                  - Recapitalization"). This would exclude Aker RGI or any of the Company's existing financial institutions currently used and any new Norwegian lender. This would not exclude, however, new loans from Barnett Bank's proposed merger partner NationsBank.

            7. If the Company sell or changes control, Podboy will be entitle to receive the balance owed him under this Agreement but no less than one year's Base Compensation plus 1.5% of the asset values that are part of the transactions, less debt obligations (unless such debt obligations are assumed by the acquiring entity) (the "Incentive Compensation - Sale or Change of Control").

            8. The Company hereby agrees and acknowledges that the (1) Base Compensation, (2) Incentive Compensation - Operations, (3) Incentive Compensation - Recapitalization and (4) Incentive Compensation - Sale or Change of Control are a material part of this Agreement and each level of compensation is due and owing from the Company to Podboy from time to time as the case may be.
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            9.    In addition to the foregoing compensation, the Company agrees to reimburse Podboy for such expenses as he may reasonably and necessarily incur in the discharge of his DUTIES hereunder. In addition to his regular expenses, the Company agrees to reimburse Podboy $500.00 per month for automobile expenses, regardless of usage, to be paid on the first day of the month for the duration of the contract. Podboy will assume responsibility for all tax reporting requirements.

            10. The Company agrees to provide Podboy with the standard benefits package for employees of the Company, including the established 401(k) Plan, life insurance equal to two times the Base Compensation and disability insurance equal to 100% of the Base Compensation for the first six (6) months and 60% of the Base Compensation until age 65. Further, Podboy shall be entitled to Company stock options as set forth on Exhibit B attached hereto.

            11. The Company will reimburse Podboy for his relocation expenses in the maximum amount of $31,000.00. This amount includes all relocation, moving and related expenses, including, but not limited to, the loss of any equity and related costs associated with the sale of Podboy's residence in the State of Wisconsin. In consideration thereof, Podboy agrees to relocate to the Washington, D.C. area no later than November 1, 1997.

            12. Podboy shall be entitled to a vacation period totaling up to four (4) weeks in each year of the term of this Agreement during which time his compensation shall be paid in full. Such vacations shall be taken by Podboy in his discretion so long as they do not seriously interfere with the orderly administration and conduct of the financial affairs of the Company. At Podboy's option, one week of vacation may be carried over into the following year.

            13. This Agreement, and any extension or renewal thereof, may be terminated:

                        a)          By the Company

                                    i. With or without cause upon sixty (60) days written notice to Podboy.

                                    ii. If without cause, the compensation
                                    payable to Podboy pursuant to Paragraphs 4 through 8 and Exhibit C attached hereto shall not abate upon such termination and shall continue to be paid to Podboy for the balance of the term of this Agreement plus six (6) additional months, together with any deferred compensation fully vested and paid.

                                    iii. If with cause, no further payments
                                    shall be made to Podboy beyond the
                                    termination date. For the purposes of this subparagraph


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                                    (a), termination for cause shall be
                                    restricted to fraud, embezzlement or
                                    misappropriation of funds by Podboy or for his willful neglect of or refusal to perform his DUTIES as President and Chief Executive Officer of the Company, which actions are not remedied or corrected by him within fifteen (15) days after receipt of written notice from the Company as to the occurrence thereof.

                        b)          By Employee

                                    i.  With or without cause upon sixty (60)
                                    days written notice to the Company.

                                    ii. If without cause, no further payments shall be made to Podboy.

                                    iii. If with cause, the compensation payable to Podboy pursuant to Paragraphs 4 through 8 and Exhibit C attached hereto shall not abate and shall continue to be paid to Podboy for the balance of the term of this Agreement plus six (6) additional months, together with any Deferred Compensation fully vested and paid. For the purposes of this subparagraph (b), termination for cause shall constitute breach by the Company of any of its covenants set forth in this Agreement which are not corrected by the Company within fifteen (15) days after receipt of written notice of such breach from Podboy.

                        c)          By Employee

                                    i.    In the event that Podboy continues his
                                          employment with the Company beyond the
                                          expiration date of this Agreement and
                                          Podboy's employment is subsequently
                                          terminated, the Company agrees to pay
                                          Podboy the six (6) months of severance
                                          pay referenced in paragraphs 13 (a -
                                          ii) and 13 (b - iii) in a lump sum
                                          upon his termination.

            14. Company will reimburse Podboy for the attorneys' fees and expenses incurred by him in the drafting and negotiation of this Employment Agreement in the amount of $2,500.00, regardless of whether or not this Agreement is executed and regardless of the amount of attorneys' fees actually incurred, if any.

            15. If Podboy is unable to perform his DUTIES hereunder by reason of illness or incapacity for a period of more than six (6) months, this Agreement may be terminated at the option of either party upon written notice to the other. Upon such termination Podboy will be entitled to six (6) months continued


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                  compensation payable pursuant to Paragraph 4 and any
                  compensation due to him pursuant to Paragraphs 5 through 8 and Exhibit C hereof.

            16. This Agreement shall be binding upon and inure to the benefit of any successor of the Company and any such successor shall be deemed substituted for the Company under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation, or other business entity which at any time, whether by merger, purchase or otherwise, either directly or indirectly, acquires all or substantially all of the assets or business of the Company.

            17. Any notice required or permitted to be given under any provision of this Agreement shall be sufficient if in writing and sent by registered or certified mail, in the case of Podboy, to his residence at 2318 Riveria Drive, Vienna, VA, 22181, or to such other address as Podboy shall later designate, and in the case of the Company, to its principal office to the attention of the President.

            18. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by either party.

            19. This instrument contains the entire Agreement of the parties with the respect to the subject matter of Podboy's employment by the Company, and may be amended only by an instrument in writing signed by both parties.

            20. This Agreement shall be subject to and governed by the laws of the State of Virginia. The parties agree that in the event a dispute arises under or in connection with this Agreement, each irrevocably submits to the jurisdiction of any state or federal court sitting in Prince William County, Virginia with respect to any action or proceeding brought as a result thereof, and irrevocably waives to the fullest extent permitted by law any objection which either may now or hereafter have to the laying of venue in any such action or proceeding in any such forum.

            21. In the event that any provision of this Agreement shall be held to be invalid in any circumstance, such invalidity shall not affect any other provision or circumstance.

            22. Podboy shall be entitled to indemnification with respect to any actions, claims or proceedings in which he is named, either individually or in his corporate capacity, to the extent provided by the Bylaws of the Company.

            23. This Agreement supersedes that certain Employment Agreement between Podboy and LPI Development, Inc. dated April 1, 1997 (the "First Agreement") and the First Agreement is hereby terminated.


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            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed the day and year first above written.

                                            LEGEND PROPERTIES, INC.,
                                            a Delaware corporation

            /s/ Edward F. Podboy            By /s/ Peter J. Henn
            ----------------------------       -------------------------
            Edward F. Podboy, Employee         Peter J. Henn, Vice President
                                               and General Counsel

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